SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                          ISSUER TENDER OFFER STATEMENT
UNDER SECTION 14(d)(1) or Section 13(e)(1)OF THE SECURITIES EXCHANGE ACT OF 1934

                            UGLY DUCKLING CORPORATION
                                (NAME OF ISSUER)

                            UGLY DUCKLING CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)

                                  COMMON STOCK
                                 $.001 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    903512101
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                               GREGORY B. SULLIVAN
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            UGLY DUCKLING CORPORATION
                       2525 EAST CAMELBACK ROAD, SUITE 500
                             PHOENIX, ARIZONA 85016
                                 (602) 852-6600
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                 TO RECEIVE NOTICE AND COMMUNICATIONS ON BEHALF
                       OF THE PERSON(S) FILING STATEMENT)

                                    COPY TO:

                                STEVEN D. PIDGEON
                              SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                           PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6252

                            CALCULATION OF FILING FEE

---------------------------------- -------------------------------------------
    TRANSACTION VALUATION*                 AMOUNT OF FILING FEE**
---------------------------------- -------------------------------------------
         $27,500,000                              $5,500.00
---------------------------------- -------------------------------------------

* Assumes purchase of 2,500,000 Shares of Common Stock at $11.00 per share. ** Calculated based on the transaction valuation multiplied by one-fiftieth of one percent.

[x] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         Schedule TO (File No. 005-46239) filed on February 22, 2000.


Amount Previously Paid:             N/A              Filing Party:     N/A
Form or Registration No.:           N/A              Date Filed:       N/A

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]      third-party tender offer subject to Rules 14d-1.
[x]      issuer tender offer subject to Rule 13e-4.
[ ]      going-private transaction subject to Rule 13e-3.
[ ]      amendment to Schedule 13D under Rule 13d-2.

         Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

         This filing is made in accordance with Rule 13e-4(c)(1) of the Securities and Exchange Act of 1934, and relates to the Issuer Exchange Offer described in that previously filed Schedule TO (File No. 005-46239) by Ugly Duckling Corporation on February 22, 2000. Attached hereto is a copy of Ugly Duckling Corporation's press release dated March 21, 2000 titled "Ugly Duckling Announces Extension of Exchange Offer."

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   March 22, 2000.

                             UGLY DUCKLING CORPORATION
                             A Delaware corporation


                             By: JON D. EHLINGER
                             -------------------
                                 Jon D. Ehlinger
                                 Secretary and General Counsel

Exhibit
Number              Description
-----------         -----------

Exhibit 99.1 Ugly Duckling Corporation's press release dated March 21, 2000 titled "Ugly Duckling Announces Extension of Exchange Offer."